EXHIBIT 99.1

NEWS
93 West Main Street, Clinton, CT 06413

Richard H. Forde Appointed to CTWS Board of Directors

Clinton, Connecticut, October 7, 2013 – Connecticut Water Service, Inc. (NASDAQ:CTWS) announced that its Board of Directors has appointed Richard H. Forde, retired Senior Vice President and Chief Investment Officer of Cigna Corporation, to its Board of Directors effective October 4, 2013. The appointment increases the number of CTWS directors from eight to nine.
With his addition to the board, Mr. Forde will become a member of the Board’s Compensation, Corporate Finance and Investment, and Corporate Governance committees.
Mr. Forde brings a wealth of financial and managerial experience to the CTWS Board. Prior to his retirement in 2012, his career at Cigna spanned 35 years with the last 8 years as Senior Vice President and Chief Investment Officer. He was responsible for the performance of more than $23 billion in corporate portfolio and defined pension plan assets and oversaw Cigna Corporation’s 401(k) plan.
Eric W. Thornburg, CTWS Chairman, stated, “Richard’s experience with financial markets, defined benefit plan portfolios and 401(k) plans will augment our Board’s knowledge as we continue our strategy of growing our business through prudent acquisitions, infrastructure investment and providing world-class service to our customers.”
Mr. Forde received a B.A. in Economics at Bates College, before receiving an MBA in Finance, Accounting & Management Policy from Northwestern University. He currently serves on the Board of Trustees of Bates College.
CTWS is the largest publicly traded water company based in New England. Through its wholly-owned public water utility subsidiaries, The Connecticut Water Company, The Maine Water Company, and the Biddeford & Saco Water Company, the Company provides drinking water to 122,000 customers, or about 400,000 people, throughout the states of Connecticut and Maine.

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News media contact:

Daniel J Meaney, APR,
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 664-6016

This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.